Exhibit 10.35.1

Amendment to Employment Agreement

This Amendment to the Employment Agreement (the “Agreement”), dated as of July 31, 2007, between Stephen I. Sadove (the “Executive”) and Saks Incorporated (the “Company”) is entered into as of December 16, 2008 by the Company and the Executive.

Capitalized terms used in this Amendment, but not defined shall have the same meaning ascribed to them in the Agreement.

Recitals

WHEREAS, the Company believes that it is in the best interests of the Company and the Executive to clarify how the payments would be reduced under Section 11(a) of the Agreement;

WHEREAS, the Company has caused this Amendment to the Employment Agreement (the “Amendment”), which clarifies how the payments would be reduced under Section 11(a) of the Agreement, to be prepared;

WHEREAS, the Company and the Executive have determined that it would be in the best interest of the Company and the Executive to adopt this Amendment; and

WHEREAS, Section 13(c) of the Agreement requires that any modification of the Agreement be in writing signed by both parties to the Agreement in order to be effective.

NOW THEREFORE, the parties agree to amend the Employment Agreement, effective December 3, 2008, as follows:

Section 11(a) of the Agreement is hereby deleted and replaced in its entirety with the following:

(a) “Amount of Gross-Up Payment. Anything in this Agreement to the contrary notwithstanding, if any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 11) (a “Payment”) becomes or would become subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are together referred to as the “Excise Tax”), then, subject to the next sentences of this Section 11(a), the Company will make an additional payment to the Executive (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the

Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. The Executive will be entitled to a Gross-Up Payment in accordance with this Section 11(a) only if the Executive’s “parachute payments” (as such term is defined in Section 280G of the Code) exceed three hundred thirty percent (330%) of the Executive’s “base amount” (as determined under Section 280G(b) of the Code) (such product, the “Threshold”). If the Payment does not exceed the Threshold, the Executive will not receive a Gross-Up Payment and the amount of the Payment will be reduced to an amount that is one dollar less than the largest amount that would not become subject to the excise tax imposed by Section 4999 of the Code and that the Company could pay to the Executive without loss of deduction under Section 280G(a) of the Code.

The reduction of the amounts payable to the Executive, if applicable, shall be made in the following order: (1) by first eliminating the acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value (and if there is more than one option award so outstanding, then the acceleration of the vesting of the most “under water” option shall be reduced first and so on); (2) second, by eliminating the acceleration of vesting of any stock appreciation rights that are subject to time based vesting for which the exercise price exceeds the then fair market value (and if there is more than one such stock appreciation right so outstanding, then the acceleration of the vesting of the most “under water” stock appreciation right shall be reduced first and so on); (3) third, by reducing the payments of any stock appreciation rights, restricted stock, restricted stock units, phantom shares, performance share units, performance shares or other similar equity based awards that have been awarded to the Executive by the Company that are subject to performance based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most recently awarded reduced first and the oldest award reduced last); (4) fourth, by reducing any cash payments not subject to Code section 409A; (5) fifth, by reducing any benefit continuation payments (and if there be more than one such payment, by reducing the payments in reverse order, with the payments made the earliest being reduced first); (6) sixth, by reducing cash payments that are subject to Code section 409A; (7) seventh, by reducing the payments of any restricted stock, restricted stock units, phantom shares or other similar equity based awards that have been awarded to the Executive by the Company that are subject to time based vesting (and if there be more than one such award held by Executive, by reducing the awards in the reverse order of the date of their award, with the most recently awarded reduced first and the oldest award reduced last); (8) eighth, by reducing the acceleration of vesting of any stock options that are not described in (1) above; and (9) ninth, by reducing the acceleration of vesting of any stock appreciation rights that are not described in (2) or (3) above.”

The Executive hereby waives any notice requirement provided for under the Agreement and agrees that the Company’s failure to comply with any such requirements with respect to this Amendment will not affect the validity thereof.

Except as expressly modified herein, all other terms of the Agreement shall remain in full force and effect.

In witness whereof, each of the Company and the Executive has executed this Amendment to be effective as of the date indicated above.

SAKS INCORPORATED

By:	/s/ Christine A. Morena
Name: Christine A. Morena
Title: EVP, Human Resources

/s/ Stephen I. Sadove
Stephen I. Sadove

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